Exhibit 99.2

RAYONIER ADVANCED MATERIALS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Rayonier Advanced Materials Inc. (“Rayonier”) and Tembec Inc. (“Tembec”), entered into an Arrangement Agreement on May 24, 2017, and subsequently amended on July 23, 2017 (together, the "Agreement"), for Rayonier to acquire all of the outstanding common shares of Tembec. On November 17, 2017, Rayonier, pursuant to the terms of the Agreement and through its wholly owned subsidiary Rayonier A.M. Global Investments Luxembourg SARL, acquired all of the outstanding common shares of Tembec for an aggregate purchase consideration of approximately C$317 million in cash and 8.4 million shares of the Company’s common stock, par value US$0.01 per share (the "Acquisition"). The Acquisition and its related costs were funded with cash-on-hand and borrowings under the amended and restated credit agreement in an aggregate principal amount of US$680 million.
The following unaudited pro forma condensed combined financial information, financial statements, and notes thereto, are based on the historical consolidated financial statements of Rayonier, the acquiring entity, and the historical consolidated financial statements of Tembec, and have been prepared to reflect the acquisition and the financing structure established to fund the Acquisition. The unaudited pro forma condensed combined financial statements (the “pro formas”) are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Rayonier that actually would have resulted had the Acquisition occurred at the dates indicated, nor project the results of operations or financial position of Rayonier for any future date or period.
The unaudited pro forma condensed combined statement of earnings (the “pro forma statement of earnings”) presented as of Rayonier's most recently filed Annual Report, December 31, 2016, assumes that the Acquisition was completed on January 1, 2016. Due to differences in each reporting entities’ fiscal year end, the pro forma statement of earnings includes the fiscal year ended December 31, 2016 for Rayonier combined with the fiscal year ended September 24, 2016 for Tembec, adjusted to include Tembec's quarter ended December 24, 2016 and exclude Tembec's quarter ended December 26, 2015.
The pro forma statement of earnings presented as of Rayonier's most recent quarter end, the nine months ended September 23, 2017, also assumes that the Acquisition was completed on January 1, 2016. Due to differences in each entities' reporting periods, the interim pro forma statement of earnings includes the nine month period ended on September 23, 2017 for Rayonier combined with the fiscal year ended September 30, 2017 for Tembec, adjusted to exclude Tembec's quarter ended December 24, 2016.
The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is based on the assumption that the Acquisition occurred on the last day of the most recently published balance sheet of Rayonier, September 23, 2017, and includes pro forma adjustments to Tembec’s balance sheet as of September 30, 2017.
Pro forma adjustments are based on items that are factually supportable and directly attributable to the Acquisition. These pro formas have been prepared in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X and, as such, prohibit the pro forma statement of earnings from including the estimated impact of non-recurring integration costs or benefits from the Acquisition including potential synergies that may be derived in future periods. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read together with the pro formas, as well as the following:

•
Rayonier's audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis and Results of Operations,” all contained in Rayonier's Annual Report on Form 10-K as of and for the year ended December 31, 2016, as well as Rayonier's subsequent Quarterly Reports filed on Form 10-Q; and

•	Tembec’s audited consolidated financial statements as of and for the year ended September 30, 2017, together with related notes, filed as Exhibit 99.1 to this report.
Tembec’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“US GAAP”). Adjustments were made to Tembec’s historical statements of earnings and balance sheet for identified IFRS to US GAAP differences as well as reclassifications to conform Tembec’s financial statement presentation to Rayonier's financial statement presentation. Adjustments were also made to translate Tembec’s financial statements from Canadian dollars to US dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Rayonier's best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.
The acquisition will be accounted for as a business combination as provided in Accounting Standards Codification 805,

Business Combinations, with Rayonier treated as the accounting acquirer. Accordingly, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. Furthermore, accounting for income taxes in accordance with Accounting Standards Codification 740, Income Taxes, is preliminary and deferred tax assets and liabilities may change when final fair value adjustments and additional information is considered. Also, the definitive determination of the fair value of assets acquired and liabilities assumed will occur on the date of acquisition, which will also have an impact on the final acquisition accounting, and ultimately on the gain on bargain purchase. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The pro forma adjustments are based upon the best available information and certain assumptions that Rayonier believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Tembec has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Rayonier Advanced Materials Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the year ended December 31, 2016
(Dollars in millions, except per share amounts)

			Pro Forma Adjustments
	Rayonier Historical	Tembec (Note 2)	Financing (Note 3)	Acquisition (Note 4)	Total Pro Forma Combined
Net Sales	$869	$1,175	$—	$—	$2,044
Cost of Sales	(687)	(1,041)	—	(15)	(1,743)
Gross Margin	182	134	—	(15)	301
Selling, general and administrative expenses	(38)	(54)	—	(7)	(99)
Duties	—	—	—	—	—
Other operating expense, net	(6)	3	—	—	(3)
Operating Income	138	83	—	(22)	199
Interest and other expense, net	(35)	(52)	(20)	44	(63)
Foreign exchange gain (loss) on debt	—	11	—	(11)	—
Gain on debt extinguishment	9	—	—	—	9
Income Before Income Taxes	112	42	(20)	11	145
Income tax (expense) benefit	(39)	(4)	7	(10)	(46)
Net Income Attributable to Rayonier Advanced Materials Inc.	73	38	(13)	1	99
Mandatory convertible stock dividends	(5)	—	—	—	(5)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$68	$38	$(13)	$1	$94

Earnings Per Share of Common Stock
Basic earnings per share	$1.61				$1.85
Diluted earnings per share	$1.55				$1.78

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Rayonier Advanced Materials Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the nine months ended September 23, 2017
(Dollars in millions, except per share amounts)

			Pro Forma Adjustments
	Rayonier Historical	Tembec (Note 2)	Financing (Note 3)	Acquisition (Note 4)	Total Pro Forma Combined
Net Sales	$612	$986	$—	$—	$1,598
Cost of Sales	(511)	(805)	—	(11)	(1,327)
Gross Margin	101	181	—	(11)	271
Selling, general and administrative expenses	(41)	(63)	—	13	(91)
Duties	—	(8)	—	—	(8)
Other operating expense, net	(3)	(4)	—	—	(7)
Operating Income	57	106	—	2	165
Interest and other expense, net	(25)	(46)	(15)	33	(53)
Unrealized gain on derivative instrument	16	—	—	—	16
Foreign exchange gain (loss) on debt	—	35	—	(35)	—
Income Before Income Taxes	48	95	(15)	—	128
Income tax (expense) benefit	(18)	(7)	5	(20)	(40)
Net Income Attributable to Rayonier Advanced Materials Inc.	30	88	(10)	(20)	88
Mandatory convertible stock dividends	(10)	—	—	—	(10)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$20	$88	$(10)	$(20)	$78

Earnings Per Share of Common Stock
Basic earnings per share	$0.47				$1.53
Diluted earnings per share	$0.46				$1.37

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Rayonier Advanced Materials Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 23, 2017
(Dollars in millions)

			Pro Forma Adjustments
	Rayonier Historical	Tembec (Note 2)	Financing (Note 3)	Acquisition (Note 4)	Total Pro Forma Combined
Current Assets
Cash and cash equivalents	$379	$70	$396	$(668)	$177
Accounts receivable, net	43	147	—	—	190
Inventory	107	176	—	23	306
Prepaid and other current assets	61	26	—	—	87
Total current assets	590	419	396	(645)	760
Property, Plant and Equipment, net	775	508	—	137	1,420
Deferred Tax Assets	29	2	—	362	393
Other Assets	49	72	—	(5)	116
Intangible assets, net	—	—	—	63	63
Total Assets	$1,443	$1,001	$396	$(88)	$2,752
Current Liabilities
Accounts payable and accrued liabilities	$110	$205	$—	$23	$338
Current maturities of long-term debt	267	28	(251)	(25)	19
Dividends payable	3	—	—	—	3
Other current liabilities	9	—	—	—	9
Current liabilities for disposed operations	15	2	—	—	17
Total current liabilities	404	235	(251)	(2)	386
Long-Term Debt	513	473	648	(363)	1,271
Non-Current Liabilities for Disposed Operations	137	14	—	—	151
Pension and Other Postretirement Benefits	148	91	—	—	239
Other Non-Current Liabilities	7	8	—	—	15
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	453	—	(453)	—
Additional paid-in capital	249	—	—	141	390
Retained earnings	89	(292)	(1)	608	404
Accumulated other comprehensive loss	(104)	19	—	(19)	(104)
Total Stockholders’ Equity	234	180	(1)	277	690
Total Liabilities and Stockholders’ Equity	$1,443	$1,001	$396	$(88)	$2,752

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Rayonier Advanced Materials Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollar amounts in thousands unless otherwise stated)

Note 1. Basis of Pro Forma Presentation
The unaudited pro forma financial statements are based on the historical consolidated financial statements of Rayonier and Tembec, and have been prepared to reflect the Acquisition, including the stock issuance and financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Rayonier that actually would have resulted had the Acquisition occurred on the dates indicated, nor project the results of operations or financial position of Rayonier for any future dates or periods. The pro forma statements of earnings were developed assuming the Acquisition closed on January 1, 2016 while the pro forma balance sheet was developed assuming the transaction closed on September 23, 2017.
The adjustments reflected in the pro forma statement of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Rayonier's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet, but not in the pro forma statement of earnings. In contrast, any nonrecurring items that were already included in Rayonier's or Tembec's historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. These pro formas do not reflect the non-recurring cost of any integration activities or benefits from the Acquisition, including potential synergies that may be generated in future periods.
The pro formas include adjustments to reflect the cost of the financing structure established to fund the Acquisition.
Tembec’s historical consolidated financial statements were prepared in accordance with IFRS, which differs in certain respects from US GAAP. Adjustments were made to Tembec's historical statements of earnings and balance sheet for identified IFRS to US GAAP differences and to conform to Rayonier's existing accounting policies. In addition, reclassifications have been made to align Tembec’s financial statement presentation to Rayonier's financial statement presentation.
Unless otherwise indicated in the notes to the pro formas, the following historical exchange rates were used to translate Tembec’s financial statements and calculate certain adjustments to the pro forma financial statements from Canadian dollars (“C$”) to US dollars (“US$” or “dollars”):

Average daily closing exchange rate for the year ended December 24, 2016	US$0.7547/C$
Average daily closing exchange rate for the nine months ended September 30, 2017	US$0.7645/C$
Closing exchange rate as of September 30, 2017	US$0.8015/C$
These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information.
Unless otherwise indicated in the notes to the pro formas, Rayonier has applied the enacted statutory tax rates in the United States, France or Canada, as applicable, for the respective dates and periods.
Note 2. Adjustments to Tembec's Historical Financial Statements
The following schedules present the adjustments to Tembec historical financial statements.

Unaudited Adjusted Tembec Statement of Earnings
For the twelve-months ended December 24, 2016
(C$ and US$ in millions)

	Conform Reporting Period (in C$)				Reclassifications and IFRS to US GAAP Adjustments (in C$)
	Tembec IFRS	Add:	Subtract:	Tembec IFRS				Tembec US GAAP	Tembec US GAAP (in US$)
	Year Ended 9/24/16	First Quarter 12/24/16	First Quarter 12/26/15	Twelve Months Ended 12/24/16	Reclass	Shutdown Costs	Pension Costs	Twelve Months Ended 12/24/16	Twelve Months Ended 12/24/16
Sales	$1,499	$370	$354	$1,515	$42	$—	$—	$1,557	$1,175
Freight and other deductions	(193)	(46)	(47)	(192)	192	—	—	—	—
Cost of sales	(1,097)	(270)	(264)	(1,103)	(283)	2	5	(1,379)	(1,041)
Selling, general and administrative	(62)	(16)	(15)	(63)	(8)	—	—	(71)	(54)
Share-based compensation	1	(4)	1	(4)	4	—	—	—	—
Depreciation and amortization	(53)	(12)	(12)	(53)	53	—	—	—	—
Other items	4	(1)	(1)	4	—	—	—	4	3
Operating Earnings	99	21	16	104	—	2	5	111	83

Interest, foreign exchange and other	(75)	(16)	(17)	(74)	—	—	5	(69)	(52)
Exchange gain (loss) on long-term debt	6	(16)	(24)	14	—	—	—	14	11
Net Finance Income (Costs)	(69)	(32)	(41)	(60)	—	—	5	(55)	(41)

Income (Loss) Before Income Taxes	30	(11)	(25)	44	—	2	10	56	42
Income tax (expense) benefit	(10)	2	(3)	(5)	—	—	—	(5)	(4)
Net Income (Loss)	$20	$(9)	$(28)	$39	$—	$2	$10	$51	$38

Unaudited Adjusted Tembec Statement of Earnings
For the nine months September 30, 2017
(C$ and US$ in millions)

	Conform Reporting Period (in C$)			Reclassifications and IFRS to US GAAP Adjustments (in C$)
	Tembec IFRS	Subtract:	Tembec IFRS				Tembec US GAAP	Tembec US GAAP (in US$)
	Year Ended 9/30/17	First Quarter 12/24/16	Nine Months Ended 9/30/17	Reclass	Shutdown Costs	Pension Costs	Nine Months Ended 9/30/2017	Nine Months Ended 9/30/2017
Sales	$1,619	$370	$1,249	$41	$—	$—	$1,290	$986
Freight and other deductions	(196)	(46)	(150)	150	—	—	—	—
Duties	—	—	—	(11)	—	—	(11)	(8)
Cost of sales	(1,104)	(270)	(834)	(227)	(2)	10	(1,053)	(805)
Selling, general and administrative	(68)	(16)	(52)	(31)	—	—	(83)	(63)
Share-based compensation	(25)	(4)	(21)	21	—	—	—	—
Depreciation and amortization	(51)	(12)	(39)	39	—	—	—	—
Other items	(24)	(1)	(23)	18	—	—	(5)	(4)
Operating Earnings	151	21	130	—	(2)	10	138	106

Interest, foreign exchange and other	(80)	(16)	(64)	—	—	4	(60)	(46)
Exchange gain (loss) on long-term debt	30	(16)	46	—	—	—	46	35
Net Finance Income (Costs)	(50)	(32)	(18)	—	—	4	(14)	(11)

Income (Loss) Before Income Taxes	101	(11)	112	—	(2)	14	124	95
Income tax (expense) benefit	(7)	2	(9)	—	—	—	(9)	(7)
Net Income (Loss)	$94	$(9)	$103	$—	$(2)	$14	$115	$88

Unaudited Adjusted Tembec Balance Sheet
As of September 30, 2017
(C$ and US$ in millions)

		Reclassification and IFRS to US GAAP Adjustments (in C$)
	Tembec IFRS	Reclass	Shutdown Costs	Disposed Operations	Pension	Tembec US GAAP (in C$)	Tembec US GAAP (in US$)
	9/30/17					9/30/17	9/30/17
Current Assets
Cash and cash equivalents	$85	$2	$—	$—	$—	$87	$70
Restricted cash	2	(2)	—	—	—	—	—
Trade and other receivables	184	—	—	—		184	147
Inventory	270	(50)	—	—	—	220	176
Prepaid expenses	7	20	5	—	—	32	26
Total Current Assets	548	(30)	5	—	—	523	419
Property, Plant and Equipment, Net	634	—	—	—	—	634	508
Biological Assets	3	(3)	—	—	—	—	—
Employee Future Benefits	40	—	—	—	(40)	—	—
Deferred Tax Assets	2	—	—	—	—	2	2
Other Assets	6	33	—	—	51	90	72
Total Assets	$1,233	$—	$5	$—	$11	$1,249	$1,001
Current Liabilities
Operating bank loans	$5	$(5)	$—	$—	$—	$—	$—
Trade, other payables and accrued charges	228	22	—	—	6	256	$205
Interest payable	12	(12)	—	—	—	—	—
Income tax payable	5	(5)	—	—	—	—	—
Provisions	2	—	—	(2)	—	—	—
Current portion of long-term debt	35	—	—	—	—	35	28
Current liabilities for disposed operations	—	—	—	3	—	3	2
Total current liabilities	287	—	—	1	6	294	235
Long-Term Debt	590	—	—	—	—	590	473
Non-Current Liabilities for Disposed Operations	—	—	—	17	—	17	14
Provisions	14	(5)	—	(9)	—	—	—
Employee Future Benefits	122	—	—	—	(8)	114	91
Other Non-Current Liabilities	1	5	—	4	—	10	8
Stockholders’ Equity
Share capital	565	—	—	—	—	565	453
Deficit	(361)	—	5	(13)	4	(365)	(292)
Accumulated other comprehensive earnings	15	—	—	—	9	24	19
Total Stockholders’ Equity	219	—	5	(13)	13	224	180
Total Liabilities and Stockholders’ Equity	$1,233	$—	$5	$—	$11	$1,249	$1,001

Notes for Adjusted Tembec Financial statements
As discussed in Note 1 - Basis of Presentation and for purposes of the unaudited pro formas, Tembec's historical financial statements have been adjusted to more closely conform to Rayonier's fiscal periods, currency and accounting policies, as described below:
Conform Reporting Periods
The pro forma statements of earnings are presented based on Rayonier's most recently filed Annual Report, December 31, 2016, and Rayonier's most recent year-to-date interim reporting period, the nine months ended September 23, 2017. Due to differences in each reporting entities’ fiscal year end and quarter ends, Tembec's historical statements of earnings were adjusted to conform more closely to Rayonier's, as illustrated in the columns titled Conform Reporting Periods.
Reclassification and IFRS to US GAAP Adjustments
The Reclassifications and IFRS to US GAAP Adjustments columns represent the estimated adjustments made to Tembec's financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Rayonier's financial statement presentation and accounting policies under US GAAP. These adjustments reflect Rayonier's best estimates based upon the information currently available, and could be subject to change once more detailed information is obtained. Descriptions of these adjustments are presented below for the indicated statements:
Unaudited Adjusted Tembec Statement of Earnings for the year ended December 24, 2016 and for the nine months September 30, 2017

•	Reclassifications ("Reclass")

◦
Rayonier includes freight costs as a component of Cost of Goods Sold, prompt payment discounts as a deduction of Net Sales, and agent commission costs in Selling, General and Administrative Expenses. Tembec separately states freight costs, prompt payment discounts and agent commissions within Freight and Other Deductions. As a result, C$182 and C$142 million of freight costs were reclassified to Cost of Sales, C$6 million and C$5 were reclassified as a deduction to Sales, and C$4 million and C$3 million were reclassified to Selling, General and Administrative Expense for the periods ended December 25, 2016 and September 30, 2017, respectively.

◦
Rayonier includes depreciation in Cost of Goods Sold or Selling, General and Administrative Expenses, as appropriate. Tembec separately states Depreciation Expense. As a result, C$53 million and C$39 million were classified to Cost of Sales for the periods ended December 25, 2016 and September 30, 2017, respectively.

◦
Rayonier includes share-based compensation expense in Cost of Goods Sold or Selling, General and Administrative Expenses, as appropriate. Tembec separately states share-based compensation expense. As a result, C$4 million and C$21 million were classified to Selling, General and Administrative Expenses for the periods ended December 25, 2016 and September 30, 2017, respectively.

◦
Rayonier includes sales of electricity and other by-products in Net Sales. Tembec includes the sales of electricity and other by-products as a reduction of Cost of Sales. As a result, C$48 million and C$46 million were reclassified to increase Sales and Cost of Sales for the periods ended December 25, 2016 and September 30, 2017, respectively.

◦
Rayonier includes the transaction costs associated with the Acquisition in Selling, General and Administrative Expenses. Tembec includes the transaction costs in Other Items. As a result, C$7 million of transaction costs were reclassified from Other Items to Selling, General and Administrative Expenses for the period ended September 30, 2017.

◦
Rayonier separately states the duties expense. Tembec includes duties expense within Other Items. As a result, C$11 million of duties expense was reclassified from Other Items to Duties for the period ended September 30, 2017.

•	Shutdown Costs

◦
Rayonier performs scheduled inspections, repairs and maintenance of plant machinery and equipment during a full plant shutdown. Costs associated with these planned outage periods, referred to as shutdown costs, are incurred to ensure the long-term reliability and safety of operations. Shutdown costs are accounted for using the deferral method, under which expenditures related to shutdown are capitalized in Other Assets when incurred and amortized to production costs on a straight-line basis over the period benefited, or the period of time until the next scheduled shutdown. Tembec expenses shutdown costs as incurred. As a result, C$2 million was removed from Cost of Sales for the period ended December 25, 2016, and C$2 million was added to Cost of Sales for the period ended September 30, 2017.

•	Pension Costs

◦
Rayonier, consistent with US GAAP, classifies interest cost on its pension obligation, its estimated return on pension assets and other components of deferred components of pension costs in Cost of Goods Sold or Selling, General and Administrative Expenses, as appropriate. Tembec, consistent with IFRS, classifies interest cost in Interest, Foreign Exchange and Other. As a result, C$5 million and C$4 million were removed from interest, foreign exchange and other for the periods ended December 25, 2016 and September 30, 2017 and classified as Cost of Sales, respectively.

◦
Rayonier, consistent with US GAAP, estimates the return on pension assets using the best estimate, at the beginning of the period, of future market returns on plan assets over the life of the obligation. Tembec, consistent with IFRS, estimates the return on pension assets based on the discount rate used to determine the pension obligation. As a result, C$10 million and C$14 million of additional interest income were deducted from Cost of Sales for the periods ended December 25, 2016 and September 30, 2017, respectively.

•	Income Tax Expense

◦
No adjustment was made to historical income tax expense for the impact of the Shutdown Cost and Pension Cost adjustments in the adjusted historical statements of earnings as a result of Tembec's Net Operating Loss ("NOL") carryforwards. The NOL carryforwards are fully offset by a valuation allowance in the historical statements of earnings, the reversal of which, would offset any tax expense associated with the adjustments.

Unaudited Adjusted Tembec Balance Sheet as of September 30, 2017

•	Reclassifications ("Reclass")

◦
Rayonier classifies restricted cash as Cash and Cash Equivalents on its balance sheet and discloses any restrictions on cash available in its footnotes. Tembec separately discloses Restricted Cash on the balance sheet. As a result, C$2 million was reclassified as Cash and Cash Equivalents.

◦
Rayonier classifies its spare parts inventories that are expected to be used during the next year as Prepaid and Other Current Assets and the amounts expected to be used beyond one year in long-term Other Assets. Tembec includes these items in Inventory. As a result, approximately C$50 million in spare parts were reclassified out of Inventory, with C$20 included in Prepaid Expenses and C$30 million included in Other Assets.

◦
Rayonier classifies its investments in timberlands in long-term Other Assets. Tembec separately states its investment in timberlands as biological assets. As a result, C$3 million was reclassified to Other Assets.

◦
Rayonier classifies operating bank loans, interest payable and income tax payable as Accounts Payable and Accrued Liabilities. Tembec separately states these balances on the balance sheet. As a result, Operating Bank Loans of C$5 million, Interest Payable of C$12 million and Income Tax Payable of C$5 million were reclassified to Accounts Payable and Accrued Liabilities.

◦
Rayonier classifies long-term liabilties in Other Non-Current Liabilities. Tembec classifies its provisions within the financial statements as Provisions. As a result, C$5M million was reclassified to Other Non-Current Liabilities.

•	Shutdown Costs

◦
Rayonier, as previously discussed, accounts for shutdown costs using the deferral method. Tembec expenses shutdown costs as incurred. As a result, C$5 million was deferred in Prepaid and Other Current Assets as of September 30, 2017.

•	Disposed Operations

◦
Rayonier estimates the cost of remediation related to its environmental liabilities for its disposed operations, including the costs of legally-required financial assurance, on an undiscounted basis, generally for a period of 20 years, and classifies the balance as Liabilities for Disposed Operations on the consolidated balance sheet. Tembec, under IFRS, estimates the cost of remediation related to its environmental liabilities for its disposed operations on a discounted basis, generally for a period of 25 years, and classifies the balance as Provisions in its consolidated balance sheet. As a result, C$12 million was added to adjust Tembec's liability and reclassify the amounts to Current and Non-current Liabilities for Disposed Operations.

◦
Rayonier estimates the cost of asset retirement obligations on a discounted basis at the risk free rate of return adjusted for an estimate of the Company's credit risk and classifies the balance in Other Non-Current Liabilities. Tembec, under IFRS, estimates the cost on a discounted basis using its incremental borrowing rate, generally for a period of 25 years, and classifies the balance as Provisions in its consolidated balance sheet. As a result, C$3 million was reclassified as Other Non-Current Liabilities and C$1 million was added to adjust Tembec's provision.

•	Pension Liabilities

◦
Rayonier classifies its pension plans in a net asset position in long-term Other Assets. Tembec separately states the net assets as Employee Future Benefits. As a result, C$40 million was reclassified as long-term Other Assets.

◦
Rayonier classifies the estimated amount of pension payments required to be funded in the next twelve months as a current liability, included in accounts payable and accrued liabilities on its consolidated balance sheet. Tembec, consistent with IFRS, did not allocate a portion of the long-term pensions liabilities, or employee future benefits, to current liabilities. As a result, C$6 million of Tembec's long-term liability for employee future benefits was reclassified to accounts payable and accrued liabilities.

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Rayonier, under US GAAP, does not limit the recognition of a net asset for its pension plans. Tembec, under IFRS, limits the recognition of pension plan net assets to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. As a result, C$13 million of additional net assets were recognized for certain pension plans.

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Rayonier, under US GAAP, reclassifies actuarial gains and losses from its pension plan liabilities to Accumulated Comprehensive Loss and amortizes them over the average future service period of the employees covered. Tembec, under IFRS, reclassifies actuarial gains and losses against retained earnings and does not amortized to expense. As a result, C$4 was reclassified to Accumulated Other Comprehensive Earnings (Loss).

Currency Conversion
As discussed in Note 1 - Basis of Presentation, Tembec’s Adjusted financial statements were translated from Canadian dollars to U.S. dollars based on the average exchange rate for the periods represented in the unaudited adjusted statements of earnings and the closing exchange rate for the date of the unaudited adjusted balance sheet. These exchange rates may differ from future exchange rates.
Note 3. Pro Forma Adjustments Related to Financing
Rayonier, in connection with the Acquisition of Tembec, entered into an amended and restated credit agreement that refinanced, restated and replaced the credit facilities under its previous agreements (the "Old Credit Facilities"). The new credit facility consists of a US$230 million senior secured five-year term loan ("New Term Loan A-1"), a US$450 million senior secured seven-year term loan ("New Term Loan A-2"), a US$100 million revolving credit facility , and a multi-currency revolving credit facility in a U.S. Dollar equivalent amount of US$150 million (combined the "New Credit Facilities"). The New Credit Facilities have a first priority security interest in substantially all present and future material assets, excluding the Fernandina Beach plant’s real property.
The loans under the New Credit Facility bear interest at either (a) a base rate plus an applicable margin ranging between 1.00 percent and 1.75 percent or (b) an adjusted LIBOR rate plus an applicable margin ranging between 2.00 percent and 2.75 percent. The applicable margin for borrowings under the Credit Facility is based on a consolidated total net leverage-based pricing grid.

As a result, the pro forma balance sheet financing adjustments are summarized as follows:

(US$ in millions)	September 23, 2017
Term Loan A-1 proceeds	$230
Term Loan A-2 proceeds	450
Financing costs	(7)
Net proceeds from the New Credit Facilities	673
Payoff of Current maturities of long-term debt of Old Credit Facilities	(267)
Payoff of Long-term debt of Old Credit Facilities	(10)
Adjustment to cash and cash equivalents	$396

Payoff of Current maturities of long-term debt of Old Credit Facilities	(267)
Current maturities of the New Credit Facilities	16
Adjustment to current maturities of long-term debt	$(251)

Net proceeds from financing	$673
Payoff of Long-term debt of Old Credit Facilities	(10)
Write-off of Old Credit Facilities financing costs	1
Current maturities of the New Credit Facilities	(16)
Adjustment to long-term debt	$648
Interest expense, including the related tax impact, on the pro forma statement of earnings has been adjusted based on the sources of funding described above as follows:

(US$ in millions)	Year Ended December 31, 2016	Nine Months Ended September 23, 2017
Term Loan A-1 interest at 4.18%	$9	$7
Term Loan A-2 interest at 3.70%	16	12
Financing cost amortization	1	1
Interest expense New Credit Facility	26	20
Interest and finance cost amortization of Old Credit Facilities	(6)	(5)
Interest expense adjustment	20	15
Statutory tax rate	35.5%	35.5%
Tax provision adjustment	$7	$5

The effect of a 125 basis point change in the interest rate assumptions above would have an impact of approximately $1 million for the year ended December 31, 2016 and the nine months ended September 23, 2017.
Note 4. Pro Forma Adjustments Related to the Acquisition
Preliminary Purchase Consideration and Allocation
The Acquisition is accounted for as a business combination in conformity with US GAAP. Under this accounting, the assets acquired and liabilities assumed have been presented based on preliminary estimates of fair value. In accordance with US GAAP, fair value is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period and may vary from these estimates.
The purchase consideration consisted of approximately C$317 million in cash and 8.4 million shares of the Company’s common stock, par value US$0.01 per share. The Acquisition and its related costs were funded with cash-on-hand and borrowings under the amended and restated credit agreement in an aggregate principal amount of US$680 million.

The purchase consideration was calculated as follows:

(US$ in millions, except share amounts, exchange ratio, and share price amount)	November 17, 2017
Total Tembec shares receiving stock consideration	33,200,000
Exchange ratio	0.2542
Total Rayonier shares issued to Tembec shareholders	8,439,440
Rayonier closing share price on November 17, 2017	$16.73
Total value of Rayonier shares issued	$141
Total cash consideration paid to Tembec shareholders in US$	249
Total purchase consideration to Tembec shareholders	$390
The estimated fair value allocation of the total purchase consideration is as follows:

(US$ in millions)	Estimated Fair Value
Estimated fair values of assets acquired:
Cash and cash equivalents	$45
Accounts receivable	147
Inventory	199
Prepaid and other current assets	26
Property, plant and equipment, net	645
Deferred tax assets	364
Intangibles	63
Other assets	67
Estimated fair values of liabilities acquired:
Current liabilities	(222)
Long-term debt	(494)
Pension and other postretirement benefits	(91)
Non-current liabilities for disposed operations	(14)
Other long-term liabilities	(8)
Estimated fair value of net assets acquired	$727
Gain on bargain purchase	$337
The Company is still in the process of validating and performing valuations for the assets acquired and liabilities assumed. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation presented above is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth above. Therefore, the actual allocations may differ from the pro forma adjustments presented herein.

Pro forma Acquisition Adjustments
The following pro forma acquisition adjustments were determined using significant estimates and assumptions, including but not limited to, estimates of fair value, useful lives and future interest rates. As such, actual results may differ from these estimates.
Pro forma adjustments for cash and cash equivalents are as follows:

(US$ in millions)	September 23, 2017
Repayment of US$375 million 9% Senior secured notes	$(384)
Repayment of FILO loan	(25)
Payment of accrued interest	(10)
Payment of cash consideration to Tembec shareholders	(249)
Pro forma adjustment to cash and cash equivalents	$(668)
The estimated fair value, Tembec's historical cost and the related adjustment to inventory and other assets are as follows:

(US$ in millions)	Estimated Fair Value	Tembec's Historical Cost	Pro Forma Adjustment
Inventory	$199	$176	$23
Other Assets	$67	$72	$(5)
The estimated fair value of property, plant and equipment and the pro forma balance sheet adjustment is as follows:

(US$ in millions)	September 23, 2017
Estimated fair value of property, plant and equipment	$645
Less: Tembec's historical net book value	(508)
Pro forma adjustment to property, plant and equipment	$137
As a result of increasing property, plant and equipment to fair value, depreciation expense in the pro forma statements of earnings has been adjusted as follows:

(US$ in millions)	Year Ended December 31, 2016	Nine Months Ended September 23, 2017
Estimated depreciation expense	$(55)	$(41)
Less: Tembec's historical depreciation expense	40	30
Pro forma depreciation expense adjustment	$(15)	$(11)

The estimated fair value and estimated useful lives of identifiable intangible assets associated with the Acquisition are as follows:

(US$ in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Customer relationships	$53	8
Trademarks	10	15
Pro forma adjustment to intangible assets, net	$63
Due to the recognition of identifiable intangible assets associated with the Acquisition, amortization expense must be adjusted to reflect the estimated useful life of the assets. Additionally, the impact of non-recurring transaction costs incurred by Rayonier and Tembec related to the Acquisitions are eliminated from the proforma statements of earnings. As a result, the following adjustment is made to selling, general and administrative expense:

(US$ in millions)	Year Ended December 31, 2016	Nine Months Ended September 23, 2017
Estimated intangibles amortization expense	$(7)	$(5)
Transaction costs related to the Acquisition	—	18
Pro forma adjustment to selling, general and administrative expense	$(7)	$13

Pro forma adjustments for accounts payable and accrued liabilities for transaction costs, severance, the vesting of Tembec's share-based compensation for directors and senior executives and the payment of accrued interest related to the US$375 million 9% Senior Secured Notes are as follows:

(US$ in millions)	September 23, 2017
Transaction costs related to the Acquisition	$26
Share-based compensation expense	4
Severance expense	3
Less: Payment of accrued interest	(10)
Pro forma adjustment to accounts payable and accrued liabilities	$23
Rayonier assumed the long-term debt of Tembec, excluding the FILO term loan which was repaid by Tembec prior to the Acquisition. The fair market value of the assumed long-term debt was determined based on its market value or Rayonier's incremental borrowing rate for long-term debt of similar amounts, terms and maturities. In addition, Tembec's deferred financing costs were written-off. Concurrent to the Acquisition, Rayonier repaid the Tembec US$375 million 9% Senior Secured Notes. The estimated fair value of long-term debt assumed and the related adjustment to the pro forma balance sheet is as follows:

(US$ in millions)	September 23, 2017
US$375 million 9% Senior Secured Notes	$384
Tembec Energy Term Loans	107
Other loans	6
Total fair value of assumed long-term debt	497
Less: Tembec's historical book value	(501)
Less: Repayment of US$375 million 9% Senior Secured Notes	(384)
Total adjustment to long-term debt	(388)
Less: Current portion	(25)
Total pro forma adjustment to long-term debt	(363)
As Tembec used the Canadian dollar as its functional currency, it was required to remeasure its U.S. dollar denominated debt through an adjustment to its foreign exchange gain on debt. As the pro formas are in U.S. dollars, the gain of $11 million and $35 million was reversed for the year ended December 31, 2016 and the nine months ended September 23, 2017, respectively.
As a result of the repayment of the US$375 million 9% Senior Secured Notes and FILO term loans, interest expense on the pro forma statement of earnings has been adjusted as follows:

(US$ in millions)	Year Ended December 31, 2016	Nine Months Ended September 23, 2017
Tembec Energy Term Loans interest expense	$5	$5
Accretion of fair value premium of assumed debt	(1)	(1)
Interest expense on long-term debt	$4	$4
Historical Tembec interest expense on long-term debt	48	37
Pro forma interest expense adjustment	$(44)	$(33)

Prior to its acquisition by the Company, Tembec had recorded a significant valuation allowance against certain deferred tax assets due to its expectation that future taxable profits would not be available to utilize the benefits of the tax assets. As a result of restructuring Tembec's debt, the Company believes future taxable profits are available to utilize the benefits. Accordingly, the Company has reversed the valuation allowance. The pro forma adjustment to the deferred tax assets as a result of the valuation allowance reversal and the tax impact of fair value adjustments of the acquired assets and liabilities as of September 23, 2017, is as follows:

(US$ in millions)	September 23, 2017
Deferred tax assets	$364
Less: Tembec's historical book value	(2)
Pro forma adjustment to deferred tax assets	$362
The impact on tax expense on the pro forma adjustments and the recognition of the deferred tax assets are as follows using the enacted statutory rates at the time of the Acquisition:

(US$ in millions)	Year Ended December 31, 2016	Nine Months Ended September 23, 2017
Tax benefit (expense) of pro forma adjustments
Additional depreciation expense	$5	$4
Additional intangibles amortization	2	1
Elimination of transaction costs	—	(6)
Decreased interest expense	(12)	(9)
Elimination of foreign exchange gain on debt	1	5
Impact of recognition of Tembec deferred tax assets	(6)	(15)
Pro forma income tax expense adjustment	$(10)	$(20)
The estimated pro forma adjustments to stockholders' equity are summarized as follows:

(US$ in millions)	Eliminate Tembec Equity	Issuance of Common Stock	Adjustments	Total Adjustments to Equity
Common stock	$(453)	$—	$—	$(453)
Additional paid-in-capital	—	141	—	141
Retained earnings	292	—	316	608
Accumulated other comprehensive income (loss)	(19)	—	—	(19)
Total stockholders' equity	$(180)	$141	$316	$277
The adjustments of $316 million to retained earnings represent the gain on bargain purchase of $337 million less certain transaction costs of the Acquisition and severance expense.
Pro forma Earnings Per Share
The weighted average outstanding shares for both the year ended December 31, 2016 and the nine months ended September 23, 2017 include the effect of approximately 8.4 million shares issued to Tembec shareholders in connection with the Acquisition. All of these shares for purposes of determining pro forma basic and diluted earnings per share are recorded as if the shares were issued on January 1, 2016. In addition, the potential dilution of Rayonier's preferred stock, as a result of the Acquisition, was considered in the nine month period ended September 23, 2017.